Exhibit 15.2

April 25, 2014

Phoenix New Media Limited

Sinolight Plaza, Floor 16, No. 4 Qiyang Road

Wangjing, Chaoyang District

Beijing 100102

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Risk Factors” and “Organizational Structure” in Phoenix New Media Limited’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2013.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm